Exhibit 99.1
Double Eagle Petroleum Co.

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR RELEASE 6:00 AM EASTERN STANDARD TIME
Date: March 12, 2009
Double Eagle Petroleum Reports Record 2008 Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported record financial results for the full-year 2008. Highlights of the year include:
•	Earnings attributable to common shareholders of $0.73 per diluted share as compared to a net loss per share of $(1.47) for 2007;

•	Record revenue of $49,578,000 representing a 188% increase over the prior year; and

•	2008 cash flows from operations totaled $22,904,000 as compared to 2007 operating cash flow of $5,166,000.
The Company reported 2008 net income attributable to common shareholders of $6,658,000, or $0.73 per diluted share, as compared to a net loss of $(13,413,000), or $(1.47) per share, for 2007. On an earnings per share basis, this represented an increase of 150%. The net income attributable to common stock for 2008 was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $3,723,000. Net income attributable to common stock in 2008 also included an unrealized gain of $2,631,000 relating to economic hedges, which is recorded at fair value at each period end.
Total revenues for 2008 increased 188% to $49,578,000, as compared to $17,197,000 in 2007. Production-related revenue totaled $46,635,000, which represented a 175% increase over 2007. The production-related revenue included a $2,698,000 gain on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. The increase in production revenue was driven primarily by an increase in the average realized gas price, coupled with record production volumes at our operated wells in the Catalina Unit. The Company experienced favorable changes in natural gas prices in the first half of 2008 and realized a benefit from its hedging program, resulting in the average price for the year increasing 17% to $6.23 per Mcfe from $5.33 per Mcfe in 2007. Net production volumes increased 123% over 2007 to 6.7 Bcfe.
The Company’s gross operating margin, excluding depreciation, depletion and amortization (“DD&A”), was 66.6% for the full-year 2008. The strong gross margin is attributed to increase realized gas prices and increased production and operating efficiency at the Company-operated Catalina Unit.
Borrowings on our revolving line of credit increased to $24,639,000 as of December 31, 2008, as compared to $3,445,000 at December 31, 2007, and net working capital was negative $6.3 million as of December 31, 2008. The increase of the Company’s borrowing and negative working capital is attributed to the concentration of capital expenditure charges in the fourth quarter of the year related to the 24 new production wells, six new water injection wells and infrastructure at the Catalina Unit, acceleration in the billing by our partners in the Pinedale Anticline and at the Sun Dog and Doty Mountain units, and lower natural gas prices in the third and fourth quarters of 2008. Effective February 26, 2009, the Company increased its credit facility to $75 million with a $45 million borrowing base, of which $5 million represents a term loan, which if drawn upon, must be repaid before July 31, 2009.
Richard Dole, Chairman, President and CEO of Double Eagle commented, “I am very proud of the Company’s performance in 2008. We have achieved record financial and production results, and have realized significant improvements in operating efficiency at our Catalina Unit. We are operating in a highly volatile and uncertain market, and our focus in 2009 will be maintaining and controlling our liquidity.”

The Company has a hedging policy in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into forward sales contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives (volume and daily production are expressed in Mcf):

	Total Volumes	CIG Average Price
	(MMcf)	per Mcf (1)
Q1 2009	1,890	$6.94
Q2 2009	1,325	$6.68
Q3 2009	859	$7.12
Q4 2009	767	$7.27

Total 2009	4,841	$6.95

Q1 2010	1,080	$4.30
Q2 2010	1,092	$4.30
Q3 2010	1,104	$4.30
Q4 2010	1,104	$4.30

Total 2010	4,380	$4.30

Q1 2011	720	$7.07
Q2 2011	728	$7.07
Q3 2011	736	$7.07
Q4 2011	736	$7.07

Total 2011	2,920	$7.07

(1)
During the first quarter of 2009, two of the Company’s contracts were costless collars. The floor price of these contracts was used to calculate the CIG average price, as to date during the first quarter 2009; the CIG market price has been lower than the floor price.

In addition to the above contracts, the Company has a NYMEX futures contract in place for 3,000 Mcf per day through March 31, 2009, which was entered into to limit the credit risk associated with the sales delivery contracts. Also, the Company has a $2.27 CIG basis hedge for 5,000 Mcf per day through March 31, 2009.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2008	2007

Revenues
Oil and gas sales	$39,149	$16,044
Transportation revenue	4,788	910
Price risk management activities	5,329	—
Other income, net	312	243

Total revenues	49,578	17,197

Expenses
Lease operating expenses	7,601	5,696
Production taxes	4,701	1,933
Pipeline operating expenses	2,596	645
Exploration expenses including dry holes	911	15,399
Impairment of equipment and properties	743	2,232

Total Expenses	16,552	25,905

Gross Margin Percentage	66.6%	NA

General and administrative	5,604	4,133
Depreciation, depletion and amortization	11,473	5,068
Other income (expense), net	(225)	163

Pre-tax income (loss)	15,724	(17,746)

Provision for deferred taxes	(5,343)	6,143

NET INCOME (LOSS)	10,381	(11,603)

Preferred stock requirements	(3,723)	(1,810)

NET INCOME (LOSS) attributable to common stock	$6,658	$(13,413)

Net income (loss) per common share:
Basic	$0.73	$(1.47)

Diluted	$0.73	$(1.47)

Weighted average shares outstanding:
Basic	9,159,865	9,114,622

Diluted	9,161,985	9,114,622

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2008	2007	% Change

Total assets	$171,989	$84,597	103%

Outstanding balance on line of credit	24,639	3,445	615%

Total stockholders’ equity	54,903	28,624	92%
SELECTED CASH FLOW DATA
(In thousands)

	Year ended
	December 31,	December 31,
	2008	2007	% Change

Net cash provided by operating activities	$22,904	$5,166	343%

Net cash used in investing activities	(40,778)	(42,056)	-3%

Net cash provided by financing activities	17,749	36,404	-51%
SELECTED OPERATIONAL DATA

	Year ended
	December 31,	December 31,
	2008	2007	% Change

Total production (Mcfe)	6,713,670	3,012,113	123%

Average price realized per Mcfe	$6.23	$5.33	17%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of cash flow per share shown below provides meaningful non-GAAP financial measures to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results years ended December 31, 2008 and 2007, respectively, contained below.
Taking into account the effects of the charges detailed in the below reconciliation of GAAP to pro forma results, the Company’s pro forma cash flow per share was $2.31 per diluted share for 2008, as compared to pro forma cash flow per diluted share of $0.33 for 2007. The increase in cash flow is due primarily to increased production, higher realized prices and successful cost control.
Reconciliation of GAAP Results to Pro Forma Cash Flow per Share Results
(In thousands, except per share data)

	Year Ended
	December 31,	December 31,
	2008	2007
Net income (loss) as reported under US GAAP	$6,658	$(13,413)

Add back non-cash expenses:
Share-based compensation expense	1,178	452
Depreciation, depletion, amortization and accretion	11,648	5,062
Provision for deferred income taxes	5,343	(6,143)
Abandonment and write-off of suspended well costs	743	14,941
Impairment of equipment and properties	—	2,234

Less non-cash revenue:
Gain on price risk management (1)	2,631	—
Gain on sale of property	90	98
Non-cash revenue from carried interest	1,665	—

Pro forma net income before non-cash income and expenses	$21,184	$3,035

Pro forma cash flow per diluted share	$2.31	$0.33

(1)
Gain on price risk management is an unrealized gain from the Company’s mark-to-market derivative instruments. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.us